News Release

COMPANY CONTACT:
Bob Powers
Vice President Investor Relations
215.553.8323

CHECKPOINT SYSTEMS, INC.
ANNOUNCES EXPANDED GLOBAL RESTRUCTURING PLAN
TO REDUCE COSTS BY $58 MILLION ANNUALLY BY 2013
AND PROVIDES FINANCIAL UPDATE

Philadelphia, Pennsylvania, October 18, 2011 – Checkpoint Systems, Inc. (NYSE: CKP) today announced that it is providing details of an expanded global SG&A and manufacturing restructuring plan, updating financial guidance for the full year 2011 and providing financial guidance for the third quarter 2011.

Rob van der Merwe, Chairman, President and Chief Executive Officer of Checkpoint Systems, said, “Commencing in the third quarter we started to experience significant changes in retailer behavior most notably in Europe.  In some cases, large retailers abruptly stopped their automatic ordering processes from their suppliers and in other cases, held back on placing orders pending the reduction in new material input costs, such as cotton.  The ongoing global economic uncertainty combined with unpredictable retailer behavior has convinced us that a conservative view of the market is required and that the Company needs to be immediately restructured to meet that view.

“As a result, we are revising our guidance for the balance of the year and embarking on an expanded and more wide-reaching global restructuring plan designed to reduce costs by approximately $58 million annually.”

The Company is announcing an immediate expansion of its previous SG&A restructuring plan to include manufacturing and other cost reduction initiatives.  This expanded global plan will impact over 1,000 existing employees compared to 204 contemplated in the original plan. The Company has already taken steps to eliminate three senior executive positions and will continue to aggressively take out layers of management.  Included in this expanded plan is the incremental closing of four production facilities and the shifting of eight countries to an indirect sales model, all of which supplements the consolidation of back office and administrative functions that was scheduled in the original plan.  The expanded plan is projected to result in cost savings in 2012 of approximately $49 million compared to $20 million to $25 million in the original plan, with an annualized run rate of approximately $58 million by 2013. In 2013, SG&A will receive approximately 60 percent of the run rate savings and the balance will improve cost of revenues.  The expanded plan is expected to cost $54 million, of which $16 million is non-cash.

In addition, the second phase of the ERP system implementation in Europe will be postponed to 2013 to reduce cost and redirect resources to more immediate priorities.

Mr. van der Merwe  concluded, “We remain committed to our stated strategy.  Through this challenging period, we believe our core businesses have maintained their relative market positions. Our immediate focus is not only to right size SG&A but also to accelerate gross margin recovery and ensure we remain well positioned in the market.  We will continue to preserve cash and allocate resources to introducing new, innovative products to drive growth in our core businesses as well as the emerging merchandise visibility business.”

For the full year 2011, the Company expects net revenues to be in the range of $860 million to $880 million.  Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $0.32 to $0.43.  Non-GAAP operating income margin is expected to be in the range of 3.7% to 4.4%.  An annualized tax rate is expected to be in the range of 47% to 50%.  Negative free cash flow is expected to be in the range of $10 million to $20 million.  Included in this guidance is a valuation allowance that is expected to effect net earnings per share by approximately $0.25.  This valuation allowance on US deferred tax assets, which impacted the above tax rate range, is the result of the recent weakening of Checkpoint’s global financial performance.  GAAP earnings will be effected by approximately $48 million, or $1.18 per share.

The Company expects third quarter 2011 net revenues to be approximately $218 million.  Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be approximately $0.28 pending finalization of the income tax calculation.  In the quarter, the impact of the valuation allowance on non-GAAP year-to-date income taxes is expected to result in a tax benefit that will be offset in the fourth quarter.  This has been reflected in the full year guidance.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions.  Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence.  Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform.  As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience.  For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.”  By their nature, forward-looking statements address matters that are subject to risks and uncertainties.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include: our ability to integrate the Shore To Shore acquisition we acquired last quarter and other prior acquisitions and to achieve our financial and operational goals for our acquisitions; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; risks generally associated with our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings.  We do not undertake to update our forward-looking statements, except as required by applicable securities laws.